REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees of MFS Municipal Series Trust:

In planning and performing our audits of the financial statements of each of MFS Alabama Municipal Bond Fund, MFS Arkansas Municipal Bond Fund, MFS California Municipal Bond Fund, MFS Florida Municipal Bond Fund, MFS Georgia Municipal Bond Fund, MFS Massachusetts Municipal Bond Fund, MFS Mississippi Municipal Bond Fund, MFS Municipal Income Fund, MFS New York Municipal Bond Fund, MFS North
Carolina Municipal Bond Fund, MFS Pennsylvania Municipal Bond Fund, MFS South Carolina Municipal Bond Fund, MFS Virginia Municipal Bond Fund and MFS West Virginia Municipal Bond Fund, each a portfolio of MFS Municipal Series Trust, as of and for the year ended March 31, 2006 (on which we have issued our report dated May 23, 2006 (February 2, 2007 as to the effects of the restatement discussed in Note 8)), in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered each fund's internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of each fund's internal control over financial reporting. Accordingly, we express no such opinion.

The management of each fund is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A fund's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of a fund's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the fund's ability to initiate, authorize, record, process, or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the fund's annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of each fund's internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting Oversight Board (country-regionplaceUnited States). In our report to you dated May 23, 2006, we reported that we had identified no deficiencies in any fund's internal control over financial reporting and its operation, including controls for safeguarding securities, that we considered to be a material weakness, as defined above, as of March 31, 2006. However, subsequent to issuance of that report, we noted the following control deficiency in each fund's internal control over financial reporting and its operation that we consider to be a material weakness, as defined above, as of March 31, 2006.

Each fund's controls related to the review and analysis of the relevant terms and conditions of certain transfers of securities did not operate effectively to appropriately determine whether the transfers qualified for sale accounting under the provisions of Statement of Financial Accounting Standards No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." As a result of this material weakness: (1) the statement of assets and liabilities, including the portfolio of investments, as of March 31, 2006 and the related statement of operations for the year then ended for each fund were restated; and (2) certain financial highlights for each fund were restated for one or more of the years in the five year period ended March 31, 2006, in each case in order to appropriately account for such transfers of securities as secured borrowings, rather than sales. The principal effects of the restatement on each fund's financial statements were to increase assets and liabilities by corresponding and equal amounts, and to increase interest income and interest expense by corresponding and equal amounts. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audits of each fund's financial statements (as restated) as of and for the year ended March 31, 2006, and this report does not affect our report on such financial statements.

This report is intended solely for the information and use of management and the Board of Trustees of MFS Municipal Series Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

DELOITTE & TOUCHE LLP


Boston, Massachusetts

May 23, 2006 (February 2, 2007 as to the material weakness described above)